UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 20, 2024

Matador Resources Company

(Exact name of registrant as specified in its charter)

Texas	001-35410	27-4662601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 LBJ Freeway, Suite 1500
Dallas, Texas	75240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 371-5200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MTDR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On September 20, 2024, Matador Resources Company (the “Company”) and certain of its subsidiaries (the “Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with BofA Securities, Inc. (“BofA”), as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), pursuant to which the Company agreed to issue and sell $750 million in aggregate principal amount of the Company’s 6.250% senior notes due 2033 (the “Notes”). The Company expects to receive net proceeds from the issuance and sale of the Notes (the “Offering”) of approximately $736.4 million, after deducting the Initial Purchasers’ discounts and estimated offering expenses.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company has also agreed not to offer or sell certain debt securities for a period of 45 days after September 20, 2024, without the prior consent of BofA.

The Notes were offered and sold in a transaction exempt from the registration requirements under the Securities Act. The Initial Purchasers intend to resell the Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in reliance on Regulation S. The Notes and related guarantees have not been registered under the Securities Act or the applicable securities laws of any state or other jurisdiction and may not be offered, transferred or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and the applicable securities laws of any state or other jurisdiction.

Relationships

Certain of the Initial Purchasers and their respective affiliates have in the past, and may in the future, perform investment banking, commercial banking, advisory and other services for the Company and its affiliates from time to time for which they have received, and may in the future receive, customary fees and expenses. In addition, an affiliate of the trustee for the Notes is an Initial Purchaser.

The Company intends to use the net proceeds from the Offering to repay borrowings outstanding under the Company’s credit facility, including all of the $250.0 million in outstanding borrowings under the Company’s term loan. Certain of the Initial Purchasers or their respective affiliates are lenders under the Company’s credit facility and, accordingly, such Initial Purchasers or their affiliates may receive a portion of the net proceeds from the Offering.

The foregoing descriptions are qualified in their entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events.

On September 20, 2024, the Company issued a press release announcing the pricing of the Offering. A copy of such press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

This Current Report on Form 8-K does not constitute an offer to sell nor a solicitation of an offer to buy any security, including the Notes, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Purchase Agreement, dated as of September 20, 2024, by and among the Company, the Guarantors and BofA Securities, Inc., as representative of the several initial purchasers named therein.

99.1	Press Release, dated September 20, 2024, announcing the pricing of the Offering.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATADOR RESOURCES COMPANY

Date: September 20, 2024	By:	/s/ Bryan A. Erman
	Name:	Bryan A. Erman
	Title:	Executive Vice President